EXHIBIT 21

                                  Subsidiary of

                  Financial Services Corporation of the Midwest





Name of Subsidiary          State of Incorporation           Business Name
--------------------------  ----------------------    --------------------------

THE Rock Island Bank, N.A.       United States        THE Rock Island Bank, N.A.